EXHIBIT 8

                [Form of Tax Opinion of Cahill Gordon & Reindel]

    We have acted as counsel to General Signal Corporation, a New York corporation ("Parent"), in connection with the planned merger (the "Merger") of General Signal Acquisition Corporation, a Delaware corporation ("Newco"), with and into Data Switch Corporation, a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Merger by and among Parent, Newco and the Company dated as of May 8, 1995 (the "Merger Agreement"). Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement or, if not defined therein, in the Joint Proxy Statement/Prospectus (the "Proxy Statement") that is included in the Registration Statement on Form S-4 (the "Registration Statement", Registration
No. 33-    ) covering the registration of Parent Common Stock under the
Securities Act of 1933, as amended (the "Act"), as filed by Parent with the
Securities and Exchange Commission (the "SEC") on [         ], 1995.

    For purposes of this opinion we have relied, with your consent, upon the accuracy and completeness of the statements and representations contained in (i) the Officer's Certificate of each of Parent and the Company, (ii) the Merger Agreement, and (iii) the Proxy Statement, which statements and representations we have not verified. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement.

    Based upon and subject to the foregoing we are of the opinion that, for federal income tax purposes:

         1. The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Each of Parent, Newco and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by the stockholders of the Company on the exchange of their shares of Company Common Stock for shares of Parent Common Stock.

         4. The basis of the shares of Parent Common Stock to be received by the stockholders of the




















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     Company  (including any  fractional share  interest  to which  they may  be entitled) will be the same as the basis of the shares of Company Common Stock surrendered in exchange therefor.

         5. The holding period of the shares of Parent Common Stock to be received by the stockholders of the Company in the exchange (including any fractional share interest to which they may be entitled) will include the holding period of the shares of Company Common Stock to be surrendered in exchange therefor, provided the shares of Company Common Stock are held as capital assets in the hands of the stockholders of the Company at the Effective Time.

         6. A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will be treated as if the fractional share were distributed as part of the exchange and then redeemed by Parent, with the cash being received in full payment for the fractional share.

    This opinion letter is intended only for the use of Parent and the Company in connection with the transactions contemplated in the Merger Agreement. This opinion may not be relied upon by Parent or the Company for any other purpose and it may not be relied on by any other person for any purpose, in each case without our prior written consent.

    We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations thereunder.

                                                       Very truly yours,